UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 22, 2010
Date of report (Date of earliest event reported)

Gramercy Capital Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

420 Lexington Avenue	10170
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 297-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On December 27, 2010, Gramercy Capital Corp. (the “Company”)  announced that the Company and SL Green Realty Corp. ("SL Green") completed the previously announced transactions pursuant to which SL Green acquired from the Company (i) on December 22, 2010, (1) the Company's 45% joint venture interests in the leased fee of  the 2 Herald Square property in New York, New York, for approximately $25.6 million, plus assumed mortgage debt of approximately $86.1 million, (2) the Company's 100% fee interest in the 292 Madison Avenue property in New York, New York, for approximately $19.2 million, plus assumed mortgage debt of approximately $59.1 million, and (3) the Company's mezzanine loan secured by the 601 West 26th Street property in New York, New York, for approximately $39.0 million, and (ii) on December 23, 2010, the Company's 45% joint venture interests in the leased fee of the 885 Third Avenue property in New York, New York, for approximately $39.3 million, plus assumed mortgage debt of approximately $120.4 million.  Net of closing costs, release of cash collateral posted for related letters of credit and the sale of certain contingent interests, the transactions produced approximately $89.8 million of unrestricted cash for the Company and approximately $39.0 million of restricted cash for one of the Company's three CDOs.  A copy of the press release announcing the completion of these transactions with SL Green is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Joint Press Release, dated December 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2010

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark
Name: Jon W. Clark
Title: Chief Financial Officer